                                   Exhibit 21
                         SUBSIDIARIES OF THE REGISTRANT

                                           STATE OF
SUBSIDIARY                               INCORPORATION
----------                               -------------
The Canton Oil & Gas Company                  Ohio

    Target Oilfield Pipe & Supply Company     Ohio

Ward Lake Drilling, Inc.                      Michigan

Peake Energy, Inc.                            Delaware

Engine Power Systems, Inc.                    Ohio

As of December 31, 1996, the other subsidiaries included in the registrant's consolidated financial statements, and all other subsidiaries considered in the aggregate as a single subsidiary, did not constitute a significant subsidiary.